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Exhibit 10.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	EAGLE FOOD CENTERS
P.O. Box 6700, Rock Island, Illinois 61204-6700 Executive Offices & Distribution Center Route 67 & Knoxville Road, Milan, Illinois 61264 Telephone: 309-787-7700/Fax: 309-787-7895
	FROM:	Randall D. McMurray
	TITLE:	Vice President-Controller and Acting Chief Financial Officer
	DATE:	January 30, 2003

EAGLE RECEIVES EXTENSION ON LIMITED WAIVER AGREEMENT
WITH CONGRESS FINANCIAL CORPORATION (CENTRAL)

        MILAN, ILLINOIS, January 30th, 2003—Eagle Food Centers, Inc., (Nasdaq: EGLE) today announced that it has received an extension on the Limited Waiver Agreement ("Waiver") with Congress Financial Corporation (Central) ("Congress") until March 8, 2003. The Waiver with Congress was signed to prevent a default, or potential default, under the adjusted net worth covenant in the Second Amended and Restated Loan Agreement dated August 24, 2001 ("Revolver"). During the Waiver, Congress has agreed to waive such default until March 8, 2003, (originally February 1, 2003). In consideration of the Waiver, Eagle has agreed, among other things, to maintain excess loan availability of not less than $5.0 million during the extended term of the Waiver. In addition, Eagle has agreed to pay a Waiver extension fee.

        "This extension of the Waiver permits Eagle to continue to borrow under the Revolver while we discuss our financial requirements with Congress," said Robert Kelly, Chairman and CEO.

        In other news, the Company has also signed another extension to the collective bargaining agreement with Union locals covering 35 stores, representing 45.5% of the Company's associates. The Union agreement originally expired on November 16, 2002 and has been extended by two prior agreements. The current extension agreement signed January 10, 2003 will expire on March 2, 2003. The Company continues to negotiate with the Union locals.

        Eagle Food Centers, Inc. is a leading regional supermarket chain headquartered in Milan, Illinois, operating 63 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Market, Foodco and BOGO'S Food and Deals.

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        This press release includes statements that constitute "forward-looking" statements. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of economic conditions, the impact of competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation, the availability and cost of capital including the continued availability of capital under the Revolver, supply constraints or difficulties, the effect of the Company's accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company's Securities and Exchange Commission filings or in materials incorporated therein by reference. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.

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  Exhibit 10.2